Exhibit 99.1

Press Release
www.shire.com

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Shire to host investor call

Dublin, Ireland – June 23, 2014 – Shire plc ("Shire" or the "Company") (LSE: SHP, NASDAQ: SHPG) will today host a call for investors at 1pm BST / 8am EDT, as announced on Friday June 20th.

A further press release will be issued today at midday BST / 7am EDT with highlights related to the presentation at 1pm BST.

The details of the conference call are as follows:

UK dial in:	08082370030 or 02031394830
US dial in:	1 866 928 7517 or 1 718 873 9077
International Access Numbers:	http://wpc.1726.planetstream.net/001726/FEL_Events_International_Access_List.pdf
Password/Conf ID:	40849384#
Live Webcast:	http://www.shire.com/shireplc/en/investors

Replay:
A replay of the presentation will be available for two weeks by phone and by webcast for three months. Details can be found on our Investor Relations website: http://www.shire.com/shireplc/en/investors.

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann	jmann@shire.com	+44 1256 894 280
Stephanie Fagan	sfagan@shire.com	+1 201 572 9581

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

ACCESS TO CALL AND PRESENTATION

The investor call and the presentation are not directed at, or to be accessed or attended by, persons located or resident in any jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which Shire regards as unduly onerous. All persons resident or located outside the United Kingdom or the United States who wish to attend or access the call or materials must first satisfy themselves that they are not subject to any local requirements that prohibit or restrict them from doing so and should inform themselves of, and observe, any applicable legal or regulatory requirements applicable in their jurisdiction. Shire and its advisers do not assume any responsibility for any violation by any person of any of these restrictions.

The information provided during the call and in the presentation is being made available in good faith and for information purposes only and does not constitute an offer to sell or otherwise dispose of or an invitation or solicitation of any offer to purchase or subscribe for any securities or otherwise in any jurisdiction in which such offer or solicitation is unlawful.

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Neuroscience, Rare Diseases, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmology.

www.shire.com